Exhibit 10.14

CONSULTING SERVICE AGREEMENT

This AGREEMENT dated for reference and effective the 7th day of August, 2025.

BETWEEN:

Piek Exploration LLC, a Colorado limited liability company, 7853 Red Fox Drive, Evergreen, CO 80439 USA (hereinafter called the “Consultant”).

AND:

Western Alaska Minerals Corp, 3573 East Sunrise Drive, Suite 233, Tucson, AZ 85718, an BC, Canada corporation (hereinafter referred to as the ‘Client’),

WHEREAS:

A. The Consultant has served as an officer of the Client since January 6, 2019, in the position of Chief Exploration Officer and has, since July 1, 2024, provided services as an independent contractor to the Client.

B. The Client requires continuing services for corporate strategy and financing, and the Consultant represents that the Consultant is qualified and desires to continue to perform the services required by the Client as an independent consultant and not as an employee of the Client.

1. COMPENSATION AND EXPENSES

1.1	For the services rendered as described in this AGREEMENT, the Client shall pay the Consultant as follows:

2.1.1	US$3,000.00/month minimum. Additional compensation to be mutually agreed upon.

2.1.2	The Company has a Long-Term Incentive Plan. All Stock Options are at the discretion of the Board are based on Individual and Company performance.

2.1.3	In addition and if applicable, travel expenses at cost, including lodging, meals, personal vehicle mileage, airfare, and other miscellaneous travel expenses related to the Client’s business.

1.2	The Consultant shall submit an account of all charges and costs for services and work completed as set forth in this AGREEMENT on or about the first (1st) day of each month. Upon Client approval, the Client shall pay such accounts within thirty (30) days of approval thereof.

Page 1 of 4 Pages

2. TERM AND TERMINATION

2.1	The terms of this AGREEMENT shall commence this 7th day of August, 2025 and shall continue thereafter unless terminated by either party without cause by giving the other party 10 days’ notice.

2.2	It is agreed by the parties hereto that if termination should occur without cause and while Consultant is in the field pursuant to this agreement, the Client shall be responsible to provide the Consultant reimbursement for all reasonable expenses to return him to Evergreen, Colorado.

3. NATURE OF THE RELATIONSHIP

3.1	The Consultant is not ultimately responsible to carry out or see through any change or take any action other than described in this AGREEMENT.

3.2	The Consultant shall perform the services as per the AGREEMENT in a professional and workmanlike manner, in alignment with industry tradecraft.

3.3	The Client shall not have any day-to-day direction or control over the services of Consultant or the work to be performed, except as specifically set forth in this AGREEMENT.

3.4	The Consultant shall have full responsibility for making any and all necessary USA based income tax, sales tax, social security, unemployment and other related tax payments and for filing all USA tax returns and forms required in connection therewith.

3.5	So long as the Consultant performs the services described above at the time and in the manner required by this AGREEMENT, the Consultant shall retain full rights to perform services and work for third parties (other clients) unrelated to this AGREEMENT.

3.6	The Consultant shall furnish all his own software, tools, materials, and other equipment necessary to perform the services described above.

3.7	The rights and obligations of the Consultant under this AGREEMENT may not be assigned without first receiving the prior written consent of the Client which consent shall not be unreasonably withheld.

4. CONFIDENTALITY

4.1	Information generated for the Client by the Consultant or transmitted to the Consultant by the Client will be treated as strictly confidential and will be considered proprietary by the Client.

4.2	The Consultant shall refrain from transmitting or in any way disclosing any such information to third parties without the express prior written consent of the Client.

Page 2 of 4 Pages

4.3	If a dispute should arise between the parties hereto, and the information generated for the Client by the Consultant transmitted to the Consultant by the Client is necessary to resolve said dispute, the Client may not withhold their consent to disclose any such information.

5. INDEMNITY AND INSURANCE

5.1	The Consultant shall assume full responsibility for all injuries occurring to himself and for protecting himself by means of industrial, private, medical, and/or worker compensation insurance or otherwise as required by law. The Client shall provide immediate medical care for any injuries that the Consultant sustains while performing duties at any of the Client’s exploration camps, or any other international location while on business pertaining to the Client.

5.2	The Consultant shall indemnify and save the Client harmless from and against any and all claims, demands, actions, causes of actions, losses, damages, cost, liabilities and expenses (including reasonable legal fees and costs) of whatever kind or character (hereinafter collectively defined as the "damages") on account of any actual or alleged loss, injury or damage to any person (including death) which result directly from the Consultant’s *gross negligence in performing the services pursuant to the agreement.

5.3	The Client shall defend, indemnify, and save the Consultant harmless from and against damages on account of any actual or alleged loss, injury, or damage to any person or to property which result directly out of or in connection with the services performed by the Consultant pursuant to the Agreement or which result directly from the negligence of the Client, save and except damages which result directly from the *gross negligence of the Consultant.

*Gross negligence, as used herein is want of even slight care, which would raise belief that the act or omission complained of was the result of a conscious indifference to the rights and welfare of persons affected by it.

Page 3 of 4 Pages

This AGREEMENT, consisting of this and the preceding three (3) pages, is the entire AGREEMENT of the parties hereto and may not be modified in its terms unless agreed to, in writing, and signed by the parties.

The terms and conditions of the foregoing AGREEMENT are accepted and approved by the Consultant and the Client.

/s/ Joe Piekenbrock	/s/ Kit Marrs
Concultant	Client

Joe Piekenbrock, Manager	Kit Marrs, CEO
Piek Exploration LLC	Western Alaska Minerals Corp

Page 4 of 4 Pages